                                                               EXHIBIT 12.2

            COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                          (Including Interest on Deposits)

    The Corporation's ratios of earnings to fixed charges (including interest on deposits) for the periods indicated were as follows:

                                                                            YEAR ENDED SEPTEMBER 30,
                                                              -----------------------------------------------------
                                                                1997       1996       1995       1994       1993
                                                              ---------  ---------  ---------  ---------  ---------
                                                                              (DOLLARS IN THOUSANDS)
Net income..................................................  $   2,637  $     885  $   1,123  $     416  $   1,045
Extraordinary items, net of tax.............................     --         --         --         --             79
Cumulative effect of changes in accounting for income
  taxes.....................................................     --         --         --            600        --
Income tax expense (benefit)................................      1,664       (567)       504        (95)       127
                                                              ---------  ---------  ---------  ---------  ---------
  Pretax earnings (loss)....................................  $   4,301  $     318  $   1,627  $    (279) $   1,093
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Fixed charges:
Interest on Deposits........................................  $   9,182  $   9,363  $   9,732  $   9,112  $  10,033
Interest on borrowed funds..................................      3,457      1,569      1,035         41         15
                                                              ---------  ---------  ---------  ---------  ---------
  Total fixed charges.......................................  $  12,639  $  10,932  $  10,767  $   9,153  $  10,048
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Earnings (for ratio calculation)............................  $  16,940  $  11,250  $  12,394  $   8,874     11,141
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges..........................      1.34x      1.03x      1.15x      0.97x      1.11x
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

    For purposes of computing the consolidated ratio of earnings to fixed charges, "earnings" represent net income (loss) before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, include gross interest expense (other than on deposits). Fixed charges, including gross interest on deposits, include all interest expense.